Exhibit 5.4

October 12, 2012

Wells Fargo Securities, LLC

As representative of the Underwriters

301 South College Street

Charlotte, North Carolina 28202

Lender Processing Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Lender Processing Services, Inc. $600,000,000 5.75% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as local Oregon counsel to LSI Title Company of Oregon, LLC, an Oregon limited liability company (“Oregon Guarantor”) in connection with the purchase by the several underwriters (the “Underwriters”), listed on Schedule A to that Underwriting Agreement dated September 28, 2012 (the “Underwriting Agreement”) between Wells Fargo Securities, LLC, as representative of the Underwriters, Lender Processing Services, Inc., a Delaware corporation (“Company”), and Oregon Guarantor and the other guarantors party thereto (collectively, the “Guarantors”), from the Company of $600,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2023 (the “Notes”), guaranteed by the Guarantors, to be issued pursuant to an indenture dated October 12, 2012 (the “Indenture”), among the Company, the Guarantors and U.S. National Bank Association, as trustee (“Trustee”). We have been specially engaged as local Oregon counsel for Oregon Guarantor with respect to certain aspects of this transaction and do not represent Oregon Guarantor on an ongoing basis. This opinion is provided to you at the request and on behalf of Oregon Guarantor pursuant to Section 5(d) of the Underwriting Agreement.

October 12, 2012

DOCUMENTS AND DEFINITIONS

For the purposes of this opinion, we have examined copies of either executed or execution copies of the following documents:

(a)	Underwriting Agreement;

(b)	Indenture;

(c)	the Registration Statement on Form S-3 (No. 333-184140) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2012 for registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities and guarantees to be issued from time to time with respect to the Notes;

(d)	the related Prospectus dated September 27, 2012 (“Prospectus”);

(e)	the Prospectus Supplement dated September 28, 2012, filed with the Commission pursuant the Rule 424(b) of the General Rules and Regulations under the Securities Act (“Supplement”);

(f)	the Articles of Organization of Oregon Guarantor filed with the Office of the Secretary of State of Oregon (“Articles”);

(g)	the Amended and Restated Operating Agreement dated March 1, 2012 of the Oregon Guarantor (“Operating Agreement”);

(h)	the Resolutions of the Sole Member of Oregon Guarantor dated September 27, 2012 (“Resolutions”);

(i)	a Certificate of the Secretary of Oregon Guarantor dated October 12, 2012 (“Secretary’s Certificate”); and

(j)	a Certificate issued by the Office of the Secretary of State of Oregon, with respect to Oregon Guarantor, dated October 7, 2012 (“Oregon Certificate”).

The foregoing documents, together with all other documents executed or delivered in connection therewith, are collectively referred to herein as the “Transaction Documents.” “State” shall mean the State of Oregon.

October 12, 2012

ASSUMPTIONS

For the purpose of this opinion, we have, with your permission, assumed the following:

A. Authority of Parties. Except as provided by opinions numbered 1 through 6 below, all parties to the Transaction Documents (collectively, the “Parties”) (i) are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed; (ii) have qualified to do business in any necessary jurisdiction; (iii) have all necessary authority, and all necessary governmental or other consents and authorizations, to enter into, execute, deliver and perform the Transaction Documents to which they are a party and to perform the transactions required of them thereby; (iv) have duly authorized the transaction evidenced by the Transaction Documents; and (v) have complied with all other legal requirements pertaining to their status as such status relates to their rights or obligations under the Transaction Documents.

B. Legal Compliance of Parties. Except as provided by opinions numbered 4 and 6 below, the Parties are each in compliance with all applicable laws, rules and regulations governing the conduct of their respective businesses and this transaction and are not subject to any statute, rule or regulation that requires them to obtain the consent of, or to make any declaration or filing with, any governmental authority in connection with this transaction or, if required, such consent, declaration or filing has been made in accordance with such statute, rule or regulation.

C. Execution by Parties. Except as provided by opinion numbered 3 below, the Transaction Documents have been duly executed by all Parties who are signatories thereto by a duly authorized agent or official of the Parties acting within the scope of his or her authority in accordance with applicable law.

D. Capacity of Natural Persons. All natural persons signing any of the Transaction Documents have the legal and mental capacity to do so and to perform their obligations thereunder.

E. Document Authenticity. All signatures are genuine and all documents submitted to us as originals are authentic. All copies of documents submitted to us as copies of documents actually executed or to be executed are correct and complete copies of the executed and delivered documents.

October 12, 2012

F. Record Authenticity. All records made available to us are authentic, complete and currently accurate. All public records are properly indexed and filed.

G. Accuracy of Certificates and Representations. The representations, warranties and covenants made in the Transaction Documents and the representations and statements made by representatives of the Oregon Guarantor and public officials are each accurate and complete. The opinion numbered 1 below is based solely upon the Oregon Certificate.

H. Delivery. Except as provided in opinion numbered 3 below, all of the Transaction Documents have been or will be delivered by a person duly authorized to do so.

I. No Public Utility. Oregon Guarantor is not an entity regulated by the Oregon Public Utilities Commission, nor is Oregon Guarantor an entity that would meet the statutory definition of a “public utility” under Chapter 757 of the Oregon Revised Statutes.

J. Use of Note Proceeds. The proceeds of the Notes will be used exclusively for the purposes as described in the Supplement.

K. Good Faith. The transactions contemplated by the Transaction Documents have been entered into by all of the parties thereto in good faith, and the conduct of all parties has conformed and will conform with all applicable express and implied covenants of good faith and fair dealing and the requirements of conscionability and commercial reasonableness.

L. Performance. All conditions precedent to closing this transaction have been satisfied or waived.

M. Enforceability of Transaction Documents. Each of the Transaction Documents is legal, valid, binding and enforceable in accordance with its terms under all applicable federal or state laws.

N. Compliance with Securities Laws. The performance of all Parties to the Transaction Documents shall be strictly in compliance with the requirements of all applicable state and federal securities laws. The Notes and guarantee thereof by Oregon Guarantor are “covered securities” as that term is defined in Section 18 of the Securities Act.

October 12, 2012

O. Transaction Documents Complete. All of the material terms, covenants, and conditions of this transaction are accurately recited in the Transaction Documents. All exhibits referred to in the Transaction Documents have been properly completed and attached. There has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress or undue influence with respect to the agreements and obligations contained in the Transaction Documents, and there is no document or other information which has not been furnished to us which would materially alter, modify or amend the Transaction Documents.

P. No Extraneous Modifications. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, materially define, supplement or qualify the terms of the Transaction Documents.

Q. No Contrary Knowledge. There are no events, facts or circumstances known to any of the addressees of this opinion which have not been disclosed to us and which would have a material adverse effect on the validity or enforceability of the Transaction Documents. Such addressees or their agents have no knowledge of any defense against the enforcement of any rights or interests created by the Transaction Documents.

R. Adequate Consideration. Oregon Guarantor has received adequate consideration for its obligations under the Transaction Documents.

We have conducted no independent investigation with respect to these assumptions, although we have no actual knowledge that these assumptions are incorrect. We have conducted no investigation as to any transaction other than that contemplated by the Transaction Documents as applicable to the Oregon Guarantor. For the purpose of this opinion, our “knowledge” is limited to the current actual knowledge (and not constructive, implied or imputed knowledge) of the attorneys in our firm acquired during the course of our representation of Oregon Guarantor who participated in the preparation of this opinion without independent inquiry, investigation or review of any property or any files or public or private records. We understand that you will rely solely upon separate opinions furnished to you by other counsel should you desire assurances regarding these matters.

October 12, 2012

OPINIONS

Based upon the foregoing review and assumptions and subject to the qualifications, exclusions and limitations below or that are otherwise customary, we are of the opinion that:

1. Existence. Based solely on the State Certificate, Oregon Guarantor is a limited liability company validly existing under the laws of the State.

2. Authority. Oregon Guarantor has the requisite limited liability company power and authority under and subject to the laws of the State to (i) own and operate its properties located in the State, (ii) conduct its business in the State as such business is currently being conducted, and (iii) to enter into and perform its obligations under the Indenture.

3. Authorization. Oregon Guarantor has duly authorized, executed and delivered the Underwriting Agreement and Indenture.

4. No Violation. The execution, delivery and performance by Oregon Guarantor of its obligations under the Indenture, as of the date hereof, does not contravene (i) Oregon Guarantor’s articles of organization or limited liability company operating agreement, or (ii) any State law, rule, or regulation binding upon Oregon Guarantor and generally applicable to a loan guarantor.

5. No Liens. The execution and delivery by Oregon Guarantor of the Indenture, as of the date hereof, will not result in the creation or imposition of any lien under State law upon any property or assets of the Oregon Guarantor, except to the extent expressly so provided therein.

6. No Approvals Required. No notice, report or other filing with, and no consent, approval or authorization of, any State or local governmental authority is required under State law to be submitted, made or obtained in connection with the guarantee of the Notes by Oregon Guarantor pursuant to the Indenture.

October 12, 2012

QUALIFICATIONS

The opinions expressed above are subject to customary qualifications, limitations and exclusions, some of which are set forth below, as well as qualifications, limitations and exclusions that are specific to the transactions contemplated by the Transaction Documents and set forth below:

A. Requirement of Reasonableness. The enforcement of the Transaction Documents will be subject to certain limitations imposed by general principles of equity and by statutes and judicial decisions that limit or prohibit enforcement that would violate the implied covenant of good faith and fair dealing or would be commercially unreasonable.

B. Debtor Protection. The enforcement or priority of the Transaction Documents may be limited by bankruptcy, insolvency, receivership, suretyship, fraudulent transfer or conveyance, preference, arrangement, reorganization, moratorium or similar laws relating to or limiting the rights of creditors or other contracting parties generally.

C. Equitable Principles. The enforcement of the Transaction Documents may be limited by certain equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). This qualification includes laws and principles:

(1) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(2) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

(3) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(4) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

(5) requiring consideration of the materiality of (i) any alleged breach or default and (ii) the consequences of the breach to the party seeking enforcement;

(6) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

(7) affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

October 12, 2012

D. Extrinsic Evidentiary Matters. Under State law, the interpretation of any contract is based on the intent of the parties and evidence extrinsic to a contract may be introduced to ascertain the intent of the parties regardless of the presence or absence of ambiguity, and regardless of a statement by the parties that the written agreement constitutes an integrated expression of their agreement. We did not participate in any of the negotiations concerning the Transaction Documents, and we expressly disclaim any knowledge of the intent of the parties not expressed in the words used in the Transaction Documents. This opinion is expressly qualified to the extent that determination of the intent of the parties based on evidence other than the words used in the Transaction Documents would lead to a result differing from our opinion.

EXCLUSIONS

This opinion specifically excludes the following items:

A. Note Negotiability. We express no opinion as to whether the Notes are negotiable under the Uniform Commercial Code.

B. Underwriter Regulation. We express no opinion as to the various state and federal laws regulating any Underwriter, the Trustee, or any holder(s) of the Notes or related instruments or the conduct of their business that may relate to the Transaction Documents or the transactions contemplated thereby.

C. Status of Title. We express no opinion as to the status of title to or any interest in any property (whether tangible or intangible), the adequacy or accuracy of any descriptions of such property, the existence of any leases, liens or security interests therein or thereon, the perfection, priority, or creation of any interest in such property or the effect of any provisions or agreements relating to the priority of any lien.

D. Choice of Law. We express no opinion as to the effectiveness or enforceability of any provision for choice of law in any of the Transaction Documents. In limiting this opinion to the law of the State, we exclude the laws of any other state that might be applied as a result of a choice of law provision or generally applicable legal or equitable principles. Our opinions are subject to the potential impairment of any remedy as a result of the application of or faith and credit given to the law of any other state.

October 12, 2012

E. Other Laws. We have not undertaken any review of the effect upon any of the Transaction Documents of any laws, statutes or ordinances other than generally applicable State law that, in our experience, are normally applicable to the guaranty of indebtedness. Without limiting the foregoing, and except as otherwise specifically stated in our opinions herein, we have not addressed the applicability of the following to this transaction or whether this transaction or the Transaction Documents comply therewith:

(1) federal securities laws and regulations administered by the Securities and Exchange Commission, State securities laws, “Blue Sky” laws and regulations, and other laws and regulations relating to securities, commodities, futures and indices and other similar instruments;

(2) Federal Reserve Board margin regulations;

(3) pension and employee benefit laws and regulations (e.g., ERISA);

(4) federal and State antitrust and unfair competition laws and regulations;

(5) federal and State laws and regulations concerning filing and notice requirements, other than requirements applicable to the recordation and filing of the Deed of Trust;

(6) any fiduciary duty requirements;

(7) municipal laws or regulations or ordinances of any county, city, town or other political subdivision;

(8) federal and State banking laws;

(9) federal and State insurance laws;

(10) federal and State tax laws and regulations;

October 12, 2012

(11) federal patent, copyright and trademark, State trademark and other federal and State intellectual property laws and regulations;

(12) federal and State racketeering laws and regulations (e.g., RICO);

(13) federal and State health and safety laws and regulations (e.g., OSHA);

(14) federal and State labor laws and regulations;

(15) federal and State statutes of general application to the extent they provide for criminal prosecution (e.g., money laundering, mail fraud and wire fraud statutes); and

(16) federal and State laws, regulations and policies concerning: (i) national and local emergencies; (ii) possible judicial deference to acts of sovereign states; and (iii) criminal and civil forfeiture laws.

F. Notes. We express no opinion on the validity of the Notes. Further, we express no opinion as to the accuracy, legality, completeness or sufficiency of any offering material relating to the Notes.

LIMITATIONS

A. Laws, Date and Subject Matter. The opinions expressed herein are limited to matters governed by substantive State laws (excluding the laws of any other jurisdiction which may be applicable under the State’s conflicts of laws) as in effect on the date hereof, and we express no opinion as to the law of any other state or jurisdiction. We undertake no obligation to update or supplement this opinion in response to subsequent changes in the law or facts or future events. This opinion is limited to the specific transactions, documents and matters described above and no opinions may be implied or inferred beyond those which are expressly stated herein.

B. Performance and Repayment. We express or imply no opinion regarding the accuracy of any representation in the Transaction Documents, the financial status of Oregon Guarantor or any person’s ability to repay the Notes or perform any obligations under the Transaction Documents or the existence or value of any property or assets.

October 12, 2012

C. Purpose and Reliance. This opinion may not be relied upon by any person other than the addressees named in this letter, the other Underwriters and Cravath Swaine & Moore LLP, and no person may be subrogated to the rights of such parties. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K on or about the date hereof and to the incorporation by reference of this opinion of counsel into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. This opinion is provided solely for the purpose of complying with the requirements imposed under the Underwriting Agreement and as required by the Securities Act and, without our prior written consent, this opinion may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with the inspection of your files by internal company or governmental examiners or auditors.

Very truly yours,

/s/ Stoll Stoll Berne Lokting & Schlachter PC
STOLL STOLL BERNE LOKTING & SCHLACHTER PC